Exhibit 19.1

Updated as of February 20, 2025

QUICKLOGIC CORPORATION

SECOND AMENDED AND RESTATED
INSIDER TRADING POLICY

and

Guidelines with Respect to

Certain Transactions in Securities

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TABLE OF CONTENTS

(Continued)

VIII.		PRE-CLEARANCE OF TRADES	10

IX.		ADDITIONAL RESTRICTIONS AND GUIDANCE	11
	A.	Short sales	11
	B.	Derivative securities and hedging transactions	11
	C.	Using Company securities as collateral for loans	11
	D.	Holding Company securities in margin accounts	11
	E.	Placing open orders with brokers	12

X.		LIMITED EXCEPTIONS	12
	A.	Transactions pursuant to a trading plan that complies with SEC rules	12
	B.	Receipt and vesting of stock options, restricted stock and stock appreciation rights	13
	C.	Exercise of stock options for cash	14
	D.	Purchases from the employee stock purchase plan	14
	E.	Stock splits, stock dividends and similar transactions	14
	F.	Bona fide gifts and inheritance	14
	G.	Change in form of ownership	14
	H.	Other exceptions	14

XI.		COMPLIANCE WITH SECTION 16 OF THE SECURITIES EXCHANGE ACT	15
	A.	Obligations under Section 16	15
	B.	Notification requirements to facilitate Section 16 reporting	15
	C.	Additional Information for Section 16 Individuals	15
	D.	Option Exercises by Section 16 Insiders	16
	E.	Personal responsibility	16

XII.		ADDITIONAL INFORMATION	16
	A.	Delivery of Policy	16
	B.	Amendments	16

SCHEDULE I	(Individuals subject to Pre-clearance Requirements)

SCHEDULE II	(Individuals subject to Section 16 reporting and liability provisions)

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INDEX OF DEFINITIONS

Definition	Page

Approved Rule 10b5-1 Trading Plan	12
Company	1
Compliance Officer	3
controlling persons	2
Exchange Act	3
insider trading	2
Material information	4
Nonpublic information	6
Policy	1
Regulation BTR	10
SEC	2
Section 16 Individual	15
Securities Act	3
trading day	6

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I.     PERSONS COVERED BY THIS POLICY

This Policy applies to all employees, officers, directors and insider agents of QUICKLOGIC CORPORATION (the “Company”). For purposes of this Policy, the term “insider agents” means those consultants, service providers or other agents identified by the Company as persons who are subject to this Policy by virtue of the fact that they are likely to have access to Material Nonpublic Information of the Company. References in this Policy to you (as well as general references to employees, officers, directors and insider agents of the Company) should also be understood to include members of your immediate family (or other persons) with whom you share a household, persons who are your economic dependents and any other individuals or entities whose transactions in securities you directly or indirectly control, in each case where such persons have or may have access to Material Nonpublic Information regarding the Company.

The persons described in the paragraph above are sometimes collectively referred to in this Policy as “Insiders.”

II.     TYPES OF TRANSACTIONS COVERED BY THIS POLICY

This Policy applies to all transactions involving the securities of the Company or the securities of other companies as to which you possess Material Nonpublic Information obtained in the course of your service with the Company.

This Policy therefore applies to all transactions in QuickLogic Corporation securities, including common stock, restricted stock, options for common stock and any other securities the Company may issue from time to time, such as preferred stock, warrants and convertible debentures, as well as to derivative securities relating to the Company’s stock, whether or not issued by the Company, such as exchange-traded options. This Policy also applies to any arrangements that affect economic exposure to changes in the prices of these securities. These arrangements may include, among other things, transactions in derivative securities (such as exchange‑traded put or call options), hedging transactions, and short sales. This Policy also applies to any offers with respect to the transactions discussed above. There are no exceptions from insider trading laws or this Policy based on the size of the transaction.

This Policy and the restrictions and guidelines described herein apply not only to Material Nonpublic Information of the Company, but also to Material Nonpublic Information regarding other companies, including the Company’s customers, vendors or suppliers (“business partners”), when that information is obtained in the course of employment with, or other services performed for, the Company. Civil and criminal penalties, and disciplinary action (including possible termination of employment), may result from trading on or tipping Material Nonpublic Information regarding the Company or the Company’s business partners. All directors, officers and other employees should treat Material Nonpublic Information about the Company’s business partners with the same care required for information related directly to the Company.

QuickLogic Corporation Insider Trading Policy

III.     GENERAL POLICY

It is the policy of the Company to oppose the unauthorized disclosure of any Nonpublic Information acquired in the work-place and the misuse of Material Nonpublic Information in securities trading. Specific policies used to enforce these objectives are outlined below.

IV.     INTRODUCTION

A.	Legal prohibitions against insider trading

The antifraud provisions of U.S. federal securities laws prohibit employees, officers, directors, insider agents and other individuals who possess Material Nonpublic Information from trading on the basis of that information. Transactions will be considered “on the basis of” Material Nonpublic Information if the person engaged in the transaction was aware of the Material Nonpublic Information at the time of the transaction. It is not a defense that the person did not “use” the information for purposes of the transaction.

Disclosing Material Nonpublic Information directly or indirectly to others who then trade based on that information or making recommendations or expressing opinions as to transactions in securities while aware of Material Nonpublic Information (which is sometime referred to as “tipping”) is also illegal. Both the person who provides the information, recommendation or opinion and the person who trades based on it may be liable.

Trading on Material Nonpublic Information and/or tipping are illegal activities commonly referred to as “insider trading”. State securities laws and securities laws of other jurisdictions also impose restrictions on insider trading.

In addition, a company, as well as individual directors, officers and other supervisory personnel, may be subject to liability as “controlling persons” for failure to take appropriate steps to prevent insider trading by those under their supervision, influence or control.

B.	Detection and prosecution of insider trading

The U.S. Securities and Exchange Commission (the “SEC”), the National Association of Securities Dealers and The Nasdaq Stock Market use sophisticated electronic surveillance techniques to investigate and detect insider trading. The SEC and the U.S. Department of Justice pursue insider trading violations vigorously. Cases involving trading through foreign accounts, trading by family members and friends, and trading involving only a small number of shares have been successfully prosecuted.

C.	Penalties for violation of insider trading laws and this Policy

Legal penalties (civil and criminal). Insider trading violations under U.S. federal securities laws can result in substantial jail time and payment of criminal penalties of several times the amount of profits gained or losses avoided.

In addition, a person who tips others may also be liable for transactions by the tippees to whom he or she has disclosed material nonpublic information. Tippers can be subject to the same penalties and sanctions as the tippees, and the SEC has imposed large penalties even when the tipper did not profit from the transaction.

Controlling person liability. The SEC can also seek substantial civil penalties from any person who, at the time of an insider trading violation, “directly or indirectly controlled the person who committed such violation,” which would apply to the Company and/or management and supervisory personnel. These control persons may be held liable for up to the greater of $2,559,636 or three times the amount of the profits gained or losses avoided. Even for violations that result in a small or no profit, the SEC can seek penalties from a company and/or its management and supervisory personnel as control persons.

Company disciplinary actions. If the Company has a reasonable basis to conclude that you have failed to comply with this Policy, you may be subject to disciplinary action by the Company, up to and including dismissal for cause, regardless of whether or not your failure to comply with this Policy results in a violation of law. It is not necessary for the Company to wait for the filing or conclusion of any civil or criminal action against an alleged violator before taking disciplinary action.

D.	Compliance Officer

Please direct any questions, requests or reports as to any of the matters discussed in this Policy to the Chief Financial Officer or the Chief Executive Officer of the Company (the “Compliance Officer”). The Compliance Officer is generally responsible for the administration of this Policy. The Compliance Officer may select others to assist with the execution of his or her duties. The duties of the Compliance Officer shall include, but not be limited to, the following:

●

Pre-clearing all transactions involving the Company’s securities by Section 16 Individuals and other applicable persons, other than transactions made under an Approved Rule 10b5-1 Trading Plan, in order to determine compliance with this Policy, insider trading laws, Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

●	Forwarding periodic reminders to all Section 16 Individuals regarding their obligations to report under Section 16 of the Exchange Act.

●

Circulating this Policy (and/or a summary thereof) to all employees, including Section 16 Individuals, and insider agents on a periodic basis, as required, and providing this Policy and other appropriate materials to new employees, officers, directors, insider agents and others who have, or may have, access to Material Nonpublic Information.

●	Reviewing and providing prior approval of any trading plan adopted pursuant to SEC Rule 10b5-1(c), in order to ensure compliance with Company policies.

●	Assisting the Company in implementation of this Policy.

E.	Reporting violations

It is your responsibility to help enforce this Policy. You should be alert to possible violations and promptly report violations or suspected violations of this Policy to the Compliance Officer. If your situation requires that your identity be kept secret, your anonymity will be preserved to the greatest extent reasonably possible. If you wish to remain anonymous, send a letter addressed to the Compliance Officer at 2220 Lundy Avenue, San Jose, California, 95131, or alternatively call the QuickLogic Compliance Hotline at (877) 705 2577 and the Compliance Officer will be notified. If you make an anonymous report, please provide as much detail as possible, including any evidence that you believe may be relevant to the issue.

F.	Personal responsibility

The ultimate responsibility for complying with this Policy and applicable laws and regulations rests with you. You should use your best judgment at all times and consult with your legal and financial advisors, as needed. We advise you to seek assistance if you have any questions at all. The rules relating to insider trading can be complex and violation of insider trading laws can carry severe consequences.

G.	Applicability of this Policy after your departure

You are expected to comply with this Policy until such time as you are no longer affiliated with the Company and you no longer possess any Material Nonpublic Information subject to this Policy. In addition, if you are subject to a trading blackout under this Policy at the time you cease to be affiliated with the Company, you are expected to abide by the applicable trading restrictions until at least the end of the relevant blackout period.

H.	No exceptions based on personal circumstances

You may, from time to time, have to forego a proposed securities transaction even if you planned to make the transaction before learning of Material Nonpublic Information or even if you believe you may suffer economic loss or forego anticipated profit by waiting. Personal financial emergency or other personal circumstances are not mitigating factors under securities laws and will not excuse a failure to comply with this Policy.

V.     MATERIAL NONPUBLIC INFORMATION

A.	Material Information

Information should be regarded as material if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold or sell securities or would view the information as significantly altering the total mix of information in the marketplace about the issuer of the security. In general, any information that could reasonably be expected to affect the market price of a security is likely to be material. Either positive or negative information may be material.

It is not possible to define all categories of “material” information. However, some examples of information that would often be regarded as material include information with respect to:

●	Unannounced actual or expected future financial results (including the confirmation or an evaluation of these results);

●	Earnings or dividends of an unusual nature;

●	A material impairment, write-off or restructuring;

●	Restatement of financial results;

●	The gain or loss of a substantial customer, distributor or supplier;

●	Financial results, financial condition, earnings pre-announcements or guidance, projections or forecasts, particularly if inconsistent with the expectations of the investment community;

●	A change in Independent Registered Public Accounting Firm, or a notice from such firm that the Company may no longer rely on an audit report;

●	Business plans, budgets or capital investment plans;

●	Creation of significant financial obligations or any significant default under or acceleration of any financial obligation;

●	Impending bankruptcy or financial liquidity problems;

●

Significant developments involving business relationships, including execution, modification or termination of significant agreements or orders with customers, suppliers, distributors, manufacturers or other business partners;

●	Product announcements of a significant nature, including product introductions, product defects, recalls or modifications or pricing changes;

●

Major events involving the Company’s securities, including calls of securities for redemption, stock repurchase programs, option repricings, stock splits, changes in dividend policies, public or private securities offerings, new debt offerings, modification to the rights of security holders or notice of delisting;

●	A significant improvement to or problem with the Company’s technology;

●	Significant developments in research and development or relating to intellectual property;

●	Creation of a material direct financial obligation or a material obligation under an off-balance sheet arrangement or any significant default or acceleration of payment under any financial obligation;

●	Significant legal or regulatory developments, whether actual or threatened;

●

Significant corporate events, such as a pending or proposed merger, joint venture or tender offer, significant investments, the acquisition or disposition of a significant business or asset or a change in control;

●	A material agreement not in the ordinary course of business (or termination thereof);

●	Major personnel changes, such as changes in senior management or layoffs; and

●	An event requiring the filing of a report on Form 8-K under the Exchange Act.

Either positive or negative information may be material. If you have any questions as to whether information should be considered “material”, you should consult with the Compliance Officer. In general, it is advisable to resolve any close questions as to the materiality of any information by assuming that the information is material.

B.	Nonpublic Information

Information is considered nonpublic if the information has not been broadly disseminated to the public for a sufficient period to be reflected in the price of the security. As a general rule, information should be considered nonpublic until at least two full trading days have elapsed after the information is broadly distributed to the public in a press release, a public filing with the SEC, a pre-announced public webcast or another broad, non-exclusionary form of public communication. However, depending upon the form of the announcement and the nature of the information, it is possible that information may not be fully absorbed by the marketplace until a later time. Any questions as to whether information is nonpublic should be directed to the Compliance Officer.

The term “trading day” means a day on which national stock exchanges and the National Association of Securities Dealers, Inc. Automated Quotation System are open for trading. A “full” trading day has elapsed when, after the public disclosure, trading in the relevant security has opened and then closed.

VI.     POLICIES REGARDING MATERIAL NONPUBLIC INFORMATION

A.	Confidentiality of Nonpublic Information

The unauthorized use or disclosure of Material Nonpublic Information relating to the Company or other companies is prohibited. All Material Nonpublic Information you acquire in the course of your service with the Company must only be used for legitimate Company business purposes. In addition, Material Nonpublic Information of others should be handled in accordance with the terms of any relevant nondisclosure agreement, and the use of any such Material Nonpublic Information should be limited to the purpose for which it was disclosed.

You must use all reasonable efforts to safeguard Material Nonpublic Information in the Company’s possession. You may not disclose Material Nonpublic Information about the Company or any other company, unless required by law, or unless (i) disclosure is required for legitimate Company business purposes, (ii) you are authorized to disclose the information and (iii) appropriate steps have been taken to prevent misuse of that information (including entering an appropriate nondisclosure agreement that restricts the disclosure and use of the information, if applicable). This restriction also applies to communications with agents of the Company. In cases where disclosing Material Nonpublic Information to third parties is required, you should coordinate with the Legal Department.

B.	No trading on Material Nonpublic Information

Except as discussed in the section entitled “Limited Exceptions” below, you may not, directly, or indirectly through others, engage in any transaction involving the Company’s securities while aware of Material Nonpublic Information relating to the Company. It is not an excuse that you did not “use” the information in your transaction.

Similarly, you may not engage in transactions involving the securities of any other company if you are aware of Material Nonpublic Information about that company (except to the extent the transactions are analogous to those presented in the section entitled “Limited Exceptions” below). For example, you may be involved in a proposed transaction involving a prospective business relationship or transaction with another company. If information about that transaction constitutes Material Nonpublic Information for that other company, you would be prohibited from engaging in transactions involving the securities of that other company (as well as transactions involving Company securities, if that information is material to the Company). It is important to note that “materiality” is different for different companies. Information that is not material to the Company may be material to another company.

C.	No disclosing Material Nonpublic Information for the benefit of others

You may not disclose Material Nonpublic Information concerning the Company or any other company to friends, family members or any other person or entity not authorized to receive such information where such person or entity may benefit by trading on the basis of such information. In addition, you may not make recommendations or express opinions on the basis of Material Nonpublic Information as to trading in the securities of companies to which such information relates. You are prohibited from engaging in these actions whether or not you derive any profit or personal benefit from doing so.

D.	Prohibition Against Internet Disclosure

Unauthorized persons are prohibited from disclosing Company information on the internet and more specifically in forums (chat rooms or blogs) where companies and their prospects are discussed. Examples of such forums include but are not limited to Yahoo! Finance, Reddit, Silicon Investor and The Motley Fool. No director, officer, employee, agent or other party related to the Company may discuss the Company or Company-related information in such a forum regardless of the situation. Posts in these forums can result in the disclosure of material non-public information and may bring significant legal and financial risk to the Company and are therefore prohibited, without exception. Any post that is made by any person with access to Material Nonpublic Information, or information supplied by any such person for someone else to post, will be treated as a violation of this Policy.

Note that you remain subject to these restrictions until such time as you are no longer affiliated with the Company and you no longer possess any Material Nonpublic Information subject to this Policy. In any event, you should refrain from discussing the Company or Company-related information in any such forum.

E.	Obligation to disclose Material Nonpublic Information to the Company

You may not enter into any transaction, including those discussed in the section entitled “Limited Exceptions” below, unless you have disclosed any Material Nonpublic Information that you are aware of, and that management is not aware of, to the Compliance Officer. If you are a member of management, the information must be disclosed to the Chief Executive Officer, and if you are the Chief Executive Officer or a director, you must disclose the information to the board of directors, before any transaction is permissible.

F.	Responding to outside inquiries for information

In the event you receive an inquiry from someone outside the Company, such as a stock analyst, for information, you should refer the inquiry to the Chief Financial Officer. The Company is required under Regulation FD (Fair Disclosure) of the U.S. federal securities laws to avoid the selective disclosure of Material Nonpublic Information. Generally, the regulation provides that when a public company discloses Material Nonpublic Information, it must provide broad, non-exclusionary access to the information. Violations of this regulation can result in SEC enforcement actions, resulting in injunctions and severe monetary penalties. The Company has established procedures for releasing Material Information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release in compliance with applicable law. Please consult the Company’s communications policy for more details.

VII.     TRADING BLACKOUT PERIODS

To limit the likelihood of trading at times when there is a significant risk of insider trading exposure, the Company has instituted quarterly trading blackout periods for all Section 16 Insiders and other covered persons listed on Schedule I (together with the Section 16 Insiders, the “Covered Persons”). The Compliance Officer may from time to time update and revise Schedule I as appropriate, or designate certain individuals as Covered Persons for periods of time at the discretion of the Compliance Officer. The Compliance Officer may also institute special trading blackout periods from time to time. Such special trading blackout periods may be applicable to individuals other than the Covered Persons at the discretion of the Compliance Officer. In addition, to comply with applicable legal requirements, the Company may also institute blackout periods that prevent directors and officers from trading in Company securities at a time when employees are prevented from trading Company securities in the Company’s 401(k) plan.

It is important to note that whether or not you are subject to blackout periods, you remain subject to the prohibitions on trading on the basis of Material Nonpublic Information and any other applicable restrictions in this Policy.

A.	Recommended Trading Window

The “Trading Window” is that period of a fiscal quarter during which Covered Persons are not precluded from trading in the Company’s securities.

To ensure compliance with this Policy, the Company requires that all Covered Persons conduct transactions involving the purchase or sale of the Company’s securities only during the period commencing at the opening of market on the third trading day following the date of public disclosure of the financial results for a particular fiscal quarter or year and continuing until the opening of market on the date that is 15 days before the end of each fiscal quarter (or if such date is a holiday or weekend, the first trading day thereafter).

Even during the Trading Window, any person possessing Material Nonpublic Information concerning the Company should not engage in any transactions in the Company’s securities until such information has been known publicly for at least two full trading days. Each person is individually responsible at all times for compliance with the prohibitions against insider trading.

B.	Quarterly blackout periods

Except as discussed in the section entitled “Limited Exceptions” below, all Covered Persons must refrain from conducting transactions involving the Company’s securities during quarterly blackout periods.

Quarterly blackout periods begin at the opening of market on the date that is 15 days before the end of our fiscal quarter (or, if such date is a holiday or weekend, the first trading day thereafter) and ends on the close of business on the second full trading day following the date of public disclosure of the financial results for that fiscal quarter.

This period is a particularly sensitive time for transactions involving the Company’s securities from the perspective of compliance with applicable securities laws due to the fact that, during this period, individuals may often possess or have access to Material Nonpublic Information relevant to the expected financial results for the quarter.

C.	Special blackout periods

From time to time, the Company may also prohibit Covered Persons and other employees, officers and insider agents from engaging in transactions involving the Company’s securities when, in the judgment of the Compliance Officer, a trading blackout is warranted. The Company will generally impose special blackout periods when there are material developments known to the Company that have not yet been disclosed to the public. For example, the Company may impose a special blackout period in anticipation of announcing interim earnings guidance or a significant transaction or business development. However, special blackout periods may be declared for any reason. The Company will notify those persons subject to a special blackout period. Each person who has been so identified and notified by the Company may not engage in any transaction involving the Company’s securities until instructed otherwise by the Compliance Officer, and should not disclose to others the fact of such suspension of trading.

D.	401(k) plan blackouts

Directors and executive officers may also be subject to trading blackouts pursuant to Regulation Blackout Trading Restriction, or “Regulation BTR,” under U.S. federal securities laws. In general, Regulation BTR prohibits any director or executive officer from engaging in certain transactions involving Company securities during periods when 401(k) plan participants are prevented from purchasing, selling or otherwise acquiring or transferring an interest in certain securities held in individual account plans. Any profits realized from a transaction that violates Regulation BTR are recoverable by the Company, regardless of the intentions of the director or officer effecting the transaction. In addition, individuals who engage in such transactions are subject to sanction by the SEC as well as potential criminal liability. The Company has provided, or will provide, separate memoranda and other appropriate materials to its directors and executive officers regarding compliance with Regulation BTR.

The Company will notify directors and officers if they are subject to a blackout trading restriction under Regulation BTR. Failure to comply with an applicable trading blackout in accordance with Regulation BTR is a violation of law and this Policy.

E.	No “safe harbors”

There are no unconditional “safe harbors” for trades made at particular times, and all persons subject to this Policy should exercise good judgment at all times. Even when a quarterly blackout period is not in effect, you may not engage in transactions involving the Company’s securities when you possess Material Nonpublic Information, are subject to a special blackout period or are otherwise restricted under this Policy.

VIII.     PRE-CLEARANCE OF TRADES

Except as discussed in the section entitled “Limited Exceptions” below, Covered Persons may not engage in any transaction involving the Company’s securities without first obtaining pre-clearance of the transaction from the Compliance Officer. In addition, the Company has determined that certain other employees and insider agents of the Company that may have regular or special access to Material Nonpublic Information should refrain from engaging in any transaction involving the Company’s securities without first obtaining pre-clearance of the transaction from the Compliance Officer.

All Section 16 Insiders are subject to pre-clearance requirements. Other individuals subject to pre-clearance requirements are listed on Schedule I. The Compliance Officer may from time to time update and revise Schedule I as appropriate, or designate certain individuals as Covered Persons for periods of time at the discretion of the Compliance Officer.

These pre-clearance procedures are intended to decrease insider trading risks associated with transactions by individuals with regular or special access to Material Nonpublic Information. In addition, requiring pre-clearance of transactions by directors and officers facilitates compliance with Rule 144 resale restrictions under the Securities Act, the liability and reporting provisions of Section 16 under the Exchange Act and Regulation BTR.

The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. Pre-clearance of a trade is not a defense to a claim of insider trading and does not excuse you from complying with insider trading laws or this Policy.

IX.     ADDITIONAL RESTRICTIONS AND GUIDANCE

This section addresses certain types of transactions that may expose you and the Company to significant risks. You should understand that, even though a transaction may not be expressly prohibited by this section, you are responsible for ensuring that the transaction otherwise complies with other provisions in this Policy that may apply to the transaction, such as the general prohibition against insider trading as well as pre-clearance procedures and blackout periods, to the extent applicable.

A.	Short sales

Short sales (i.e., the sale of a security that must be borrowed to make delivery) and “selling short against the box” (i.e., a sale with a delayed delivery) with respect to Company securities are prohibited under this Policy. Short sales may signal to the market possible bad news about the Company or a general lack of confidence in the Company’s prospects and an expectation that the value of the Company’s securities will decline. In addition, short sales are effectively a bet against the Company’s success and may reduce the seller’s incentive to improve the Company’s performance. Short sales may also create a suspicion that the seller is engaged in insider trading.

B.	Derivative securities and hedging transactions

Transactions in publicly traded options, such as puts and calls, and other derivative securities with respect to the Company’s securities are prohibited. This prohibition extends to any hedging or similar transaction designed to decrease the risks associated with holding Company securities. Stock options, stock appreciation rights and other securities issued pursuant to Company benefit plans or other compensatory arrangements with the Company are not subject to this prohibition.

C.	Using Company securities as collateral for loans

The pledge of Company securities as collateral for loans is prohibited under this Policy without the prior written consent of the Compliance Officer. Even if you receive written consent to pledge Company securities as collateral for loans, you should exercise caution when doing so. If you default on the loan, the lender may sell the pledged securities as collateral in a foreclosure sale. The sale, even though not initiated at your request, is still considered a sale for your benefit and, if made at a time when you are aware of Material Nonpublic Information or otherwise are not permitted to trade in Company securities, may result in inadvertent insider trading violations, Section 16 and Regulation BTR violations (for officers and directors), violations of this Policy and unfavorable publicity for you and the Company.

D.	Holding Company securities in margin accounts

Holding of Company securities in margin accounts is prohibited. Under typical margin arrangements, if you fail to meet a margin call, the broker may be entitled to sell securities held in the margin account without your consent. The sale, even though not initiated at your request, is still considered a sale for your benefit and, if made at a time when you are aware of Material Nonpublic Information or are otherwise not permitted to trade, may result in inadvertent insider trading violations, Section 16 and Regulation BTR violations (for officers and directors), violations of this Policy and unfavorable publicity for you and the Company.

E.	Placing open orders with brokers

Except in accordance with an approved trading plan (as discussed below), you should exercise caution when placing open orders, such as limit orders or stop orders, with brokers, particularly where the order is likely to remain outstanding for an extended period of time. Open orders may result in the execution of a trade at a time when you are aware of Material Nonpublic Information or otherwise are not permitted to trade in Company securities, which may result in inadvertent insider trading violations, Section 16 and Reg. BTR violations (for officers and directors), violations of this Policy and unfavorable publicity for you and the Company. If you are subject to blackout periods or pre-clearance requirements, you should so inform any broker with whom you place any open order at the time it is placed.

X.     LIMITED EXCEPTIONS

The following are certain limited exceptions to the restrictions imposed by the Company under this Policy. These exceptions, however, do not excuse you from complying with any applicable legal restrictions. For example, transactions subject to Section 16 should be independently scrutinized to ensure compliance with law. Likewise, Regulation BTR contains several exceptions that vary from the exceptions stated below. You are required to comply with applicable law at all times.

A.	Transactions pursuant to a trading plan that complies with SEC rules

The SEC has enacted rules that provide an affirmative defense against alleged violations of U.S. federal insider trading rules for transactions pursuant to trading plans that meet certain requirements. In general, these rules, as set forth in Rule 10b51 under the Exchange Act, provide for an affirmative defense if you enter into a contract, provide instructions or adopt a written plan for trading securities when you are not aware of Material Nonpublic Information. The contract, instructions or plan must (i) specify the amount, price and date of the transaction, (ii) specify an objective method for determining the amount, price and date of the transaction or (iii) place any subsequent discretion for determining the amount, price and date of the transaction in another person who is not, at the time of the transaction, aware of Material Nonpublic Information.

Transactions made pursuant to a written trading plan that (i) complies with the affirmative defense set forth in Rule 10b51 and (ii) is approved by the Compliance Officer (an “Approved Rule 10b51 Trading Plan”), are not subject to the restrictions in this Policy against trades made while aware of Material Nonpublic Information or to the pre-clearance procedures or blackout periods established under this Policy. In approving a trading plan, the Compliance Officer may, in furtherance of the objectives expressed in this Policy, impose criteria in addition to those set forth in Rule 10b51. You should therefore confer with the Compliance Officer prior to entering into any trading plan. No Approved Rule 10b51 Trading Plan may be adopted during a blackout period.

For an Approved Rule 10b51 Trading Plan to not be subject to the restrictions in this Policy, it must meet the following requirements:

(i) it has been reviewed and approved by the Compliance Officer at least five days in advance of being entered into (or, if revised or amended, such proposed revisions or amendments have been reviewed and approved by the Compliance Officer at least five days in advance of being entered into);

(ii) it provides that no trades may occur thereunder until expiration of the applicable cooling-off period specified in Rule 10b5-1(c)(ii)(B), and no trades occur until after that time. The appropriate cooling-off period will vary based on the status of the Insider. For directors and officers, the cooling-off period ends on the later of (x) ninety days after adoption or certain modifications of the 10b5-1 plan; or (y) two business days following disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the quarter in which the 10b5-1 plan was adopted. For all other Insiders, the cooling-off period ends 30 days after adoption or modification of the 10b5-1 plan. This required cooling-off period will apply to the entry into a new 10b5-1 plan and any revision or modification of a 10b5-1 plan;

(iii) it is entered into in good faith by the Insider, and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, at a time when the Insider is not in possession of material nonpublic information about the Company; and, if the Insider is a director or officer, the 10b5-1 plan must include representations by the Insider certifying to that effect;

(iv) it gives a third party the discretionary authority to execute such purchases and sales, outside the control of the Insider, so long as such third party does not possess any material nonpublic information about the Company; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions; and

(v) it is the only outstanding Approved 10b5-1 Plan entered into by the Insider (subject to the exceptions set out in Rule 10b5-1(c)(ii)(D)).

The SEC rules regarding trading plans are complex and must be complied with completely to be effective. The description provided above is only a summary, and the Company strongly advises that you consult with your legal and tax advisors if you intend to adopt a trading plan. While trading plans are subject to review and approval by the Company, the individual adopting the trading plan is ultimately responsible for compliance with Rule 10b51 and ensuring that the trading plan complies with this Policy. The Company may publicly disclose information regarding trading plans that you may adopt.

Trading plans must be filed with the Compliance Officer and must be accompanied with an executed certificate stating that the trading plan complies with Rule 10b51 and any other criteria established by the Company, including the requirements described in Exhibit A to the Company’s Guidelines for Preparing Trading Plans, a copy of which will be made available to you should you be interested in adopting a trading plan. The Company strongly recommends that all trading plans be administered through E*TRADE for administrative efficiency; other administrators may be approved by the Compliance Officer on an exception basis.

B.	Receipt and vesting of stock options, restricted stock and stock appreciation rights

The trading restrictions under this Policy do not apply to the acceptance or purchase of stock options, restricted stock or stock appreciation rights issued or offered by the Company. The trading restrictions under this Policy also do not apply to the vesting, cancellation or forfeiture of stock options, restricted stock or stock appreciation rights in accordance with applicable plans and agreements.

C.	Exercise of stock options for cash

The trading restrictions under this Policy do not apply to the exercise of stock options for cash under the Company’s stock option plans. Likewise, the trading restrictions under this Policy do not apply to the exercise of stock options in a stock‑for‑stock exercise with the Company or an election to have the Company withhold securities to cover tax obligations in connection with an option exercise. However, the trading restrictions under this Policy do apply to (i) the sale of any securities issued upon the exercise of a stock option, (ii) a cashless exercise of a stock option through a broker, since this involves selling a portion of the underlying shares to cover the costs of exercise, and (iii) any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

D.	Purchases from the employee stock purchase plan

The trading restrictions in this Policy do not apply to elections with respect to participation in the Company’s employee stock purchase plan or to purchases of securities under the plan. However, the trading restrictions do apply to any subsequent sales of any such securities.

E.	Stock splits, stock dividends and similar transactions

The trading restrictions under this Policy do not apply to a change in the number of securities held as a result of a stock split or stock dividend applying equally to all securities of a class, or similar transactions.

F.	Bona fide gifts and inheritance

The trading restrictions under this Policy do not apply to bona fide gifts involving Company securities or transfers by will or the laws of descent and distribution.

G.	Change in form of ownership

Transactions that involve merely a change in the form in which you own securities are permissible. For example, you may transfer shares to an inter vivos trust of which you are the sole beneficiary during your lifetime.

H.	Other exceptions

Any other exception from this Policy must be approved by the Compliance Officer, in consultation with the Board of Directors or an independent committee of the Board of Directors.

XI.     COMPLIANCE WITH SECTION 16 OF THE SECURITIES EXCHANGE ACT

A.	Obligations under Section 16

Section 16 of the Exchange Act, and the related rules and regulations, set forth (i) reporting obligations, (ii) limitations on “short‑swing” transactions and (iii) limitations on short sales and other transactions applicable to directors, officers, large shareholders and certain other persons.

All members of the Company’s Board of Directors and all executive officers of the Company, including the CEO, President, CFO, CTO and each individual listed on Schedule II are required to comply with Section 16 of the Securities Exchange Act of 1934, and the related rules and regulations, because of their positions with the Company (each a “Section 16 Individual”). The Compliance Officer may amend Schedule II from time to time as appropriate. Schedule II is not necessarily an exhaustive list of persons subject to Section 16 requirements at any given time. Even if you are not listed on Schedule II, you may be subject to Section 16 reporting obligations because of your shareholdings, for example.

B.	Notification requirements to facilitate Section 16 reporting

To facilitate timely reporting of transactions pursuant to Section 16 requirements, each person subject to Section 16 reporting requirements must provide, or must ensure that his or her broker provides, the Company with detailed information (e.g., trade date, number of shares, exact price, etc.) regarding his or her transactions involving the Company’s securities, including gifts, transfers, pledges and transactions pursuant to a trading plan, both prior to (to confirm compliance with pre-clearance procedures, if applicable) and promptly following execution.

C.	Additional Information for Section 16 Individuals

Section 16 Individuals must also comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16 of the Exchange Act. The practical effect of these provisions is that Section 16 Individuals who purchase and sell the Company’s securities within a six-month period must disgorge all profits to the Company whether or not they had knowledge of any Material Nonpublic Information. Under these provisions, and so long as certain other criteria are met, neither the receipt of an option under the Company’s option plans, nor the exercise of that option, nor the purchase of stock under the Company’s employee stock purchase plan, nor the receipt of restricted stock under the Company’s option plans, is deemed a purchase under Section 16; however, these transactions must still be reported in accordance with the requirements of Section 16, and the sale of any such shares is a sale under Section 16. Moreover, pursuant to Section 16(c) of the Exchange Act (as well as this Policy), no director or officer or any other employee may make a short sale of the Company’s stock. Section 16 Individuals should be aware that trading in Company securities under an Approved Rule 10b5-1 Trading Plan does not exempt such transactions from the provisions of Section 16. The Company has provided, or will provide, separate memoranda and other appropriate materials to Section 16 Individuals regarding compliance with Section 16 and its related rules.

D.	Option Exercises by Section 16 Insiders

When exercising options to purchase the Company’s common stock, Section 16 Insiders or their representatives must (i) deliver payment of the aggregate exercise price for the options being exercised to the Company prior to the exercise of such options, or (ii) exercise the shares under a “T+1” arrangement through which, the broker pays the Company, and the Company delivers the shares to the broker, on the settlement day (generally the day after the option exercise). The funds for the option exercise price may not be loaned or otherwise provided to the Section 16 Insider by the Company or otherwise arranged for the Section 16 Insider by the Company, and the Company may not enter into agreements facilitating a same day cashless sale by Section 16 Insiders.

E.	Personal responsibility

The obligation to file Section 16 reports, and to otherwise comply with Section 16, is personal. The Company is not responsible for the failure to comply with Section 16 requirements.

XII.     ADDITIONAL INFORMATION

A.	Delivery of Policy

This Policy will be delivered to all employees, officers, directors and insider agents of the Company when they commence service with the Company. In addition, this Policy (or a summary of this Policy) will be periodically re-circulated, as required, to such individuals. Each employee, officer, director and insider agent of the Company is required to acknowledge that he or she understands, and agrees to comply with, this Policy.

B.	Amendments

We are committed to continuously reviewing and updating our policies and procedures. The Company therefore reserves the right to amend, alter or terminate this Policy at any time and for any reason, subject to applicable law. A current copy of the Company’s policies regarding insider trading may be obtained by contacting the Compliance Officer.

* * *

Nothing in this Insider Trading Policy creates or implies an employment contract or term of employment.

SCHEDULE I

INDIVIDUALS SUBJECT TO
PRE-CLEARANCE REQUIREMENTS

*Specific Names of Individuals are included in the Books and Records of the Company and available by request from the Compliance Officer

1.	DIRECTORS

Each member of the Company’s Board of Directors.

2.	SECTION 16 OFFICERS (including officers who are also directors)

President and Chief Executive Officer

Chief Financial Officer

Chief Technical Officer & Senior VP of Engineering

3.	OTHER OFFICERS AND COVERED PERSONS

VP Worldwide Operations

VP of Worldwide Sales

VP of IP Sales

Controller

All members of the Company’s finance team

HR Manager

All individuals who contribute to the Company’s press releases as designated by the Compliance Officer

All individuals who contribute to preparation of the Company’s board materials

Amended and Restated Insider Trading Policy

SCHEDULE II

INDIVIDUALS SUBJECT TO
SECTION 16 REPORTING AND LIABILITY PROVISIONS

1.	DIRECTORS

Each member of the Company’s Board of Directors.

2.	OFFICERS (including officers who are also directors)

President and Chief Executive Officer

Chief Financial Officer

Chief Technical Officer & Senior VP of Engineering

3.	OTHERS

Name	Title(s) and/or relationship to the Company

Amended and Restated Insider Trading Policy